EXHIBIT 99.1

Quaint Oak Bank Announces Strategic Acquisition of
Signature Insurance Services, LLC's Book of Business

August 1, 2016, Southampton, Pa – Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc. (OTCQX: QNTO), announced the strategic acquisition of the renewal rights to the book of business produced and serviced by Signature Insurance Services, LLC (Signature), an independent insurance agency located in New Britain, Pa, that provides a broad range of personal and commercial insurance coverage solutions.

Effective August 1, 2016, Quaint Oak Insurance Agency, LLC (Quaint Oak Insurance), a member of the Quaint Oak family of companies, acquired the book of business, location and staff of Signature, providing the same service and experienced staff and agents its customers have come to expect.  By leveraging resources with Quaint Oak Bank, Quaint Oak Insurance will build upon Signature's current service offerings as well as provide additional career opportunities to existing staff.  Quaint Oak Insurance will ensure a seamless transition for Signature's customers by maintaining personnel and substantially all current service offerings.

"It is with great enthusiasm that we formally announce this transaction between our firms.  Signature has amassed an impressive reputation in the region and among its customer base," said President and CEO of Quaint Oak Bank, Robert T. Strong. "We look forward to upholding, and building upon, the values and exceptional service that initially caught my eye, and ultimately, led us here today."

As part of Quaint Oak Bank's continuing expansion and during the year of its 90th Charter Anniversary, the acquisition marks the commencement of activities by Quaint Oak Insurance, the Bank's fourth subsidiary company. The strategic decision to acquire Signature's book of business came when both firms saw an opportunity to expand their services with a partner that maintained a similar business culture.

"After an extensive search within our region, we selected Quaint Oak Bank for the similar values we share," said Thomas A. Kantner, President of the former Signature Insurance Services, LLC. "Quaint Oak Bank exceeded our hopes and will continue to provide excellent service, deep expertise and an environment our customers and associates want to be a part of through its subsidiary, Quaint Oak Insurance."

Quaint Oak Bank serves the Delaware Valley and the Lehigh Valley through its Regional Offices located at 501 Knowles Avenue Southampton, Pa 18966 and 1710 Union Boulevard Allentown, Pa 18109.

Quaint Oak Bank
Established in 1926 and celebrating its 90th Anniversary, Quaint Oak Bank is a community bank located in the Delaware Valley and Lehigh Valley. A family of companies including Quaint Oak Bank, Quaint Oak Real Estate, Quaint Oak Mortgage, Quaint Oak Abstract and Quaint Oak Insurance, the Bank and its subsidiary companies provide deposit and retirement accounts, loans for businesses, loans for investment properties, residential mortgages, home equity loans and lines of credit, in addition to real estate sales and management services along with title insurance and real estate settlement services. Learn more at www.quaintoak.com.

Contact:
Robert T. Strong, President and Chief Executive Officer
Quaint Oak Bank
(215) 364-4059